Exhibit 10(iii)A(90)

AMENDMENT NO. 4

TO

ACUITY BRANDS, INC.

2005 SUPPLEMENTAL DEFERRED SAVINGS PLAN

THIS AMENDMENT made as of this 24th day of October, 2008, by ACUITY BRANDS, INC. (the “Company”);

W I T N E S S E T H:

WHEREAS, the Company established the Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan, which was generally effective as of January 1, 2005 (the “Plan”), subject to the transition rules of Section 409A;

WHEREAS, the Company now desires to amend the Plan in the manner hereinafter provided;

NOW, THEREFORE, the Plan is hereby amended, as follows:

1.

Section 2.1 is hereby amended by adding the following sentence to the end of the present section.

“Effective January 1, 2009, a Participant’s Matching Subaccount and Supplemental Subaccount shall for vesting purposes be referred to collectively as the Participant’s “Employer Contribution Account” and shall be divided into a Pre-2009 Employer Contribution Account for Employer contribution credits prior to January 1, 2009 and Post-2008 Employer Contribution Account for Employer contribution credits on or after January 1, 2009.”

2.

Section 4.1(a) is hereby amended by deleting the third sentence of the present section and substituting the following in lieu thereof:

“Thereafter, unless the Board otherwise determines, as of the end of each Plan Year commencing on or after January 1, 2009 (or as of such other date as the Board may determine), there shall be credited to the Matching Subaccount of each Participant who is employed on the last day of the Plan Year an amount equal to 50% of the amount of the Participant’s deferrals for such Play Year, provided that the maximum amount credited to a Participant’s Matching Subaccount for a Plan Year shall not exceed five percent (5%) of the Participant’s Compensation for such Plan Year.”

3.

Section 4.3 is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“Vesting of a Participant’s Account.

(a) Deferral Subaccount. Except as provided in the next sentence, a Participant’s interest in the amount credited to his Deferral Subaccount shall at all times be 100% vested and nonforfeitable. If a Participant incurs a Termination for Cause, he shall forfeit all earnings credited on all amounts deferred to his Deferral Subaccount that have not yet been fully distributed to him under Article V.

(b) Employer Contribution Accounts.

(i) Except in the event of a Termination for Cause (as defined in Section 2.36), a Participant’s interest in the amount credited to his Pre-2009 Employer Contribution Account shall become (A) 100% vested and nonforfeitable upon his death, Total and Permanent Disability, Retirement, or completion of 10 or more Years of Service and attainment of age 55 while actively employed, and (B) 50% vested upon completion of 5 Years of Service and attainment of age 55 while actively employed, with such vesting increasing 10% per year for each additional Year of Service up to 10 years.

(ii) Except in the event of a Termination for Cause, a Participant’s interest in the amount credited to his Post-2008 Employer Contribution Account shall become (A) 100% vested and nonforfeitable upon his death, Total and Permanent Disability, Retirement or completion of 10 or more Years of Service , and (B) 30% vested upon completion of 3 Years of Service, with such vesting increasing 10% per year for each additional Year of Service up to 10 years.

(iii) Subject to Article VIII, if the Participant incurs a Termination for Cause (regardless of whether he is otherwise vested) or if the Participant’s employment is terminated prior to the time specified for any vesting above, his entire Employer Contribution Accounts shall be forfeited.

(c) Deferred Restricted Stock Subaccount. A Participant’s interest in the amount credited to his Deferred Restricted Stock Subaccount shall vest in accordance with the terms of the underlying award agreement for such Restricted Stock.”

4.

Section 5.1(b) is hereby amended by deleting the first sentence of the present section and substituting the following in lieu thereof:

“The Participant will be entitled to payment of his Retirement Account in accordance with his payment election if he terminates employment upon death, Total and Permanent Disability, or after attaining age 55.”

5.

Section 5.2 is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“5.2 Payment upon Certain Terminations of Service.

Subject to Section 5.1(h) above, the vested amount of the Participant’s Account (including any unpaid amounts in the Participant’s In-Service Accounts) will be paid in a lump sum as soon as practical after the end of the month following the date on which the Participant has a Termination of Service and the elections under Section 5.1 shall not be recognized, unless the Participant has attained age 55 at the time of such Termination of Service, or the Participant qualifies for Total and Permanent Disability under the terms of this Plan.”

6.

This Amendment No. 4 shall be effective as of January 1, 2009 and shall apply to Participants terminating employment on or after that date. Except as hereby modified, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 4 as of the date first written above.

ACUITY BRANDS, INC.

By:	/S/ VERNON J. NAGEL
Vernon J. Nagel Chairman, President and Chief Executive Officer

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